EXHIBIT 16.1

Tel: 954-989-7462 Fax: 954-962-1021 www.bdo.com	515 E Las Olas Blvd, 5th Floor Fort Lauderdale, FL 33301

February 23, 2017

Security and Exchange Commission

100 F Street N.E.

Washington, D.C. 20549

BDO USA, LLP (“BDO”) reviewed the draft statement provided to us VIA EMAIL, sent on February 21, 2017. BDO does not take issue with the Company’s statements regarding BDO under Item 4.01, which state that (1) the Company dismissed BDO on February 21, 2017, (2) BDO did not issue a report for the Company’s fiscal year ended December 31, 2016, and (3) BDO did not have any unresolved disagreements with the Company that would have been referenced in a report, and did not encounter any reportable events.

Very truly yours,

By:	/s/ Anthony DeMeo	Date:	February 23, 2017
Name:	Anthony De Meo, CPA
Title:	Assurance Managing Partner - Fort Lauderdale